FIRST MARINER REPORTS 2006 RESULTS

Year-to-date earnings $1.9 million; Book Value holds at $12 per share

Baltimore, MD (January 30, 2007) -- First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Finance Maryland, LLC, today announced a net loss for the fourth quarter of 2006 of $3.980 million (-$.59 per diluted share) compared to net income for the quarter ended December 31, 2005 of $2.507 million ($.37 per diluted share). For the year ended December 31, 2006, First Mariner reported net income totaling $1.924 million ($.29 per diluted share), decreasing from $7.822 million ($1.20 per diluted share) for the same period last year. First Mariner reported its total assets ended the fourth quarter at $1.262 billion.

Edwin F. Hale, Sr., First Mariner’s chairman and chief executive officer said, “Our results for the fourth quarter were negatively impacted by our previously announced balance sheet restructuring, and significant valuation allowances and secondary marketing reserves related to our mortgage banking activities. Weakness in the residential housing sector has materially impacted our asset quality measures and resulted in slower asset and revenue growth as well. While our results are a reflection of issues facing the banking industry as a whole, they are disappointing and we have taken steps to improve our results in 2007.”

Mortgage Banking Update

First Mariner noted its results for the fourth quarter were lower than previously announced estimates (press release of December 22, 2006) as the company continued to experience a higher level of mortgage loan delinquencies, increased volume of loans repurchased under recourse provisions, and potential loan repurchases. Increases in valuation allowances and secondary marketing reserves related to these trends totaled $4.0 million in the fourth quarter and $4.5 million year to date. The valuation and secondary marketing reserves have been established for second mortgages originated by First Mariner Bank, and were deemed appropriate by management due to delinquent status, higher loan to value ratios, and recent softness in regional and national housing prices. Valuation reserves on both existing 90 day delinquent second mortgages, and expected first quarter repurchases totaled $3.133 million. The company has estimated an additional $2.0 million of second mortgages originated in 2006 will be repurchased throughout the remainder of 2007 (based upon recent repurchase experience), and has established a secondary marketing reserve of $1.0 million for the estimated repurchase related to these loans. Period end valuation allowances and reserves of $4.1 million are in addition to the company’s allowance for loan losses of $12.4 million.

In establishing the valuation allowance and secondary marketing reserve, management needed to make significant assumptions concerning the ultimate collectibility of loans currently delinquent, and those expected to be repurchased in the future. Additionally, a portion of these reserves are based upon projected volume of repurchases. While these projections were made with the most current data available to management, actual realized losses could differ due to the changes in the borrowers’ willingness or ability to resolve the delinquency status, changes in the actual volume of future repurchases, or changes in market values of those loans which are liquidated. Management will update these assumptions continually as greater experience becomes available. Any significant change in these estimates will be reflected in the Company’s audited financial statements filed in its Form 10-K, expected to be filed in early March of 2007.

In response to these trends, management began to take steps in the third quarter of 2006 to modify underwriting guidelines and strengthen borrower qualification terms. More recently, management has dramatically reduced its offering of second mortgage products through broker channels.

Investment Portfolio Restructure

Also reflected in the fourth quarter and full year’s results was the previously announced restructure of the company’s balance sheet, involving the sale of approximately $100 million of investment securities and an equal reduction of short-term borrowings. The restructure resulted in a realized loss of $3.062 million during the quarter, but is expected to have a positive impact on the company’s net interest margin and future operating results.

Other Operating Data

Comparing balance sheet data as of December 31, 2006 balances to December 31, 2005, total assets were $1.262 billion, compared to $1.362 billion last year. Loans outstanding increased $15 million (+2%), led by growth in Finance Maryland receivables that grew by $19 million (+40%), increases in residential mortgage loans of $15 million (+37%), bank consumer loans of $5 million (+4%), and commercial loans grew by $7 million (+1%). Residential construction loans decreased by $31 million (-24%). Total mortgage loan originations totaled $332 million for the fourth quarter of 2006, compared to $374 million for the same period of 2005, largely due to softer demand in the mortgage lending division. Deposits totaled $925 million (+6%) compared to $875 million at December 31, 2005. Noninterest bearing checking accounts increased $6 million (+3%), interest bearing checking accounts grew by $3 million (+11%) and money market accounts grew by $62 million (+32%). Certificates of Deposit decreased $9 million (-2%), and savings accounts fell by $11 million (-16%).

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Total revenue decreased $2.606 million compared with the fourth quarter of 2005, primarily due to losses realized on security sales of $3.062 million. Excluding the losses on sales of securities, revenue increased $456 thousand (+2%). Net interest income decreased by $146 thousand (-1%), while non-interest income (excluding sales of securities) increased by $602 million (+9%).

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Average earning assets declined by $28 million, was partially offset with an increase in the Company’s net interest margin and resulted in relatively flat net interest income levels. Also impacting net interest income was increased levels of loans placed on non-accrual status that reduced interest income approximately $100 thousand. First Mariner’s net interest margin for the fourth quarter of 2006 increased to 3.82% from 3.80% for the same period of 2005 as earning asset yields increased more than the cost of deposits.

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The provision for loan losses increased $233 thousand compared to the same quarter last year, due to a slight increase in net charge-offs, and an increase in the allowance for credit losses to reflect increased levels in delinquent loans in the company’s commercial loan portfolio. Net charge-offs increased to $607 thousand compared to $302 thousand last year. The allowance for loan losses increased to $12.399 million from $11.743 million at December 31, 2005, and totaled 1.43% of loans outstanding compared to 1.38% last year. Non-performing assets increased to $6.598 million (0.52% of total assets) from $3.950 million (0.29% of total assets) last year. Most of this increase is attributable to higher levels of non-performing residential mortgage loans. Accruing Loans 90 days or more past due increased to $27.272 million (3.15% of total loans) from $850 thousand (0.10% of total loans) last year. This increase in 90-day delinquent loans is attributable to increases in both residential and commercial loans past due. Of the total, $16.278 million (9 loans) are well secured commercial and commercial real estate loans, $9.845 million are 1st lien residential real estate loans, and $1.044 million of residential construction loans.

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Non-interest income decreased by $2.460 million mainly due to the realized securities losses of $3.062 million. Service fees on deposits decreased $162 thousand due to lower levels of overdraft income. Gains on sales of mortgage loans and other mortgage banking revenue increased $690 thousand due to higher realized profit margins on the sales of loans and lower charge-backs for early payoffs.

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Noninterest expenses increased by $7.260 million. Included in operating expenses were provisions for valuation allowances and secondary marketing reserves of $4.000 million. Salaries and benefits increased by $1.475 million due to increased staffing levels and higher benefit costs. Occupancy and equipment related costs grew by $801 thousand due to expansion of consumer finance operations, additional space occupied during the quarter for the new executive and administrative offices, and increased amortization of property improvements. All other noninterest expenses increased $984 thousand primarily due to costs associated with increased mortgage origination expenses and write-downs of other real estate owned .

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Income tax expense for the quarter reflects a one-time benefit from the elimination of the remaining portion of the valuation allowance the company had previously booked to reflect the uncertainty of certain state income tax operating loss carry-forwards. The company reduced the valuation by $97 thousand during the quarter due to the likely realization of these loss carry-forwards in the future, which reduced reported income tax expense.

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Stockholders’ Equity increased by $5.668 million (+8%). Growth in stockholders’ equity reflects the retention of earnings for the twelve months ($1.9 million), purchases of common stock through the exercise of options, warrants, and participation in stock purchase plans totaling $1.3 million. Increases in the market value of securities classified as available for sale raised stockholders’ equity by $2.4 million. First Mariner’s book value per share was $12.14 as of December 31, 2006. Capital Ratios were improved compared to last year and ended the quarter as follows: Leverage Ratio = 7.7%; Tier 1 risk-based ratio = 9.9%; Total Capital Ratio = 15.4%. All capital ratios exceed levels to qualify for “Well Capitalized” status under current regulatory definitions.

First Mariner Bancorp is a bank holding company with total assets of $1.262 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.163 billion) operates 25 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, and the City of Baltimore. First Mariner Mortgage, a division of First Mariner Bank, operates 11 retail offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. First Mariner Mortgage also operates wholesale lending operations in Northern Virginia, and direct marketing mortgage operations in Baltimore City. Finance Maryland, LLC, (total assets $66 million) is a consumer finance subsidiary that currently operates 16 branches in Baltimore, Carroll, Cecil, Frederick, Harford, Wicomico, and Washington counties in Maryland, four branches in Delaware, as well as a central approval center in Baltimore City. First Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”. First Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes. The Company’s actual results could differ materially from management’s expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel - SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the three months ended December 31,
	2006	2005	$ Change	% Change
Summary of Earnings:
Net interest income	$11,978	$12,124	(146)	-1%
Provision for loan losses	1,009	776	233	30%
Noninterest income	3,881	6,341	(2,460)	-39%
Noninterest expense	21,295	14,035	7,260	52%
Income before income taxes	(6,445)	3,654	(10,099)	-276%
Income tax expense	(2,465)	1,147	(3,612)	-315%
Net income	(3,980)	2,507	(6,487)	-259%

Profitability and Productivity:
Return on average assets	-1.16%	0.73%	—	-260%
Return on average equity	-19.65%	13.99%	—	-241%
Net interest margin	3.82%	3.80%	—	1%
Net overhead ratio	4.19%	2.23%	—	88%
Efficiency ratio	112.55%	76.01%	—	48%
Mortgage loan production	331,992	374,056	(42,064)	-11%
Average deposits per branch	36,998	35,040	1,957	6%

Per Share Data:
Basic earnings per share	$(0.62)	$0.41	(1.03)	-251%
Diluted earnings per share	$(0.59)	$0.37	(0.96)	-261%
Book value per share	$12.14	$11.60	0.54	5%
Number of shares outstanding	6,427,725	6,262,442	165,283	3%
Average basic number of shares	6,437,274	6,251,801	185,473	3%
Average diluted number of shares	6,700,377	6,623,583	76,794	1%

Summary of Financial Condition:
At Period End:
Assets	$1,262,207	$1,362,478	(100,271)	-7%
Investment Securities	147,289	276,939	(129,650)	-47%
Loans	866,407	851,586	14,821	2%
Deposits	924,939	876,010	48,929	6%
Borrowings and repurchase agreements	173,442	330,376	(156,934)	-48%
Stockholders' equity	78,043	72,375	5,668	8%

Average for the period:
Assets	$1,359,809	$1,368,291	(8,482)	-1%
Investment Securities	246,869	281,654	(34,785)	-12%
Loans	855,543	841,680	13,863	2%
Deposits	909,640	870,535	39,105	4%
Borrowings and repurchase agreements	359,475	420,687	(61,212)	-15%
Stockholders' equity	80,337	71,111	9,226	13%

Capital Ratios:
Leverage	7.7%	7.4%	—	4%
Tier 1 Capital to risk weighted assets	9.9%	9.5%	—	4%
Total Capital to risk weighted assets	15.4%	14.9%	—	3%

Asset Quality Statistics and Ratios:
Net Chargeoffs	607	302	305	101%
Non-performing assets	6,598	3,950	2,648	67%
90 Days or more delinquent loans	27,272	860	26,412	3071%
Annualized net chargeoffs to average loans	0.28%	0.14%	—	98%
Non-performing assets to total assets	0.52%	0.29%	—	80%
90 Days or more delinquent loans to total loans	3.15%	0.10%	—	3017%
Allowance for loan losses to total loans	1.43%	1.38%	—	4%

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the twelve months ended December 31,
	2006	2005	$ Change	% Change
Summary of Earnings:
Net interest income	$49,266	$47,723	1,543	3%
Provision for loan losses	2,315	3,287	(972)	-30%
Noninterest income	23,767	23,015	752	3%
Noninterest expense	69,158	56,340	12,818	23%
Income before income taxes	1,560	11,111	(9,551)	-86%
Income tax expense	(364)	3,289	(3,653)	-111%
Net income	1,924	7,822	(5,898)	-75%

Profitability and Productivity:
Return on average assets	0.14%	0.59%	—	-76%
Return on average equity	2.53%	11.44%	—	-78%
Net interest margin	3.96%	3.88%	—	2%
Net overhead ratio	3.11%	2.50%	—	24%
Efficiency ratio	90.91%	79.65%	—	14%
Mortgage loan production	1,354,622	1,459,063	(104,441)	-7%
Average deposits per branch	36,998	35,040	1,957	6%

Per Share Data:
Basic earnings per share	$0.30	$1.28	(0.98)	-76%
Diluted earnings per share	$0.29	$1.20	(0.91)	-76%
Book value per share	$12.14	$11.60	0.54	5%
Number of shares outstanding	6,427,725	6,262,442	165,283	3%
Average basic number of shares	6,318,205	6,104,481	213,724	4%
Average diluted number of shares	6,641,819	6,489,119	152,700	2%

Summary of Financial Condition:
At Period End:
Assets	$1,262,207	$1,362,478	(100,271)	-7%
Investment Securities	147,289	276,939	(129,650)	-47%
Loans	866,407	851,586	14,821	2%
Deposits	924,939	876,010	48,929	6%
Borrowings and repurchase agreements	173,442	330,376	(156,934)	-48%
Stockholders' equity	78,043	72,375	5,668	8%

Average for the period:
Assets	$1,361,181	$1,332,822	28,359	2%
Investment Securities	262,968	299,709	(36,741)	-12%
Loans	855,218	804,719	50,499	6%
Deposits	886,551	857,837	28,714	3%
Borrowings and repurchase agreements	389,532	401,529	(11,997)	-3%
Stockholders' equity	76,079	68,365	7,714	11%

Capital Ratios:
Leverage	7.7%	7.4%	—	4%
Tier 1 Capital to risk weighted assets	9.9%	9.5%	—	4%
Total Capital to risk weighted assets	15.4%	14.9%	—	3%

Asset Quality Statistics and Ratios:
Net Chargeoffs	1,659	1,124	535	48%
Non-performing assets	6,598	3,950	2,648	67%
90 Days or more delinquent loans	27,272	860	26,412	3071%
Annualized net chargeoffs to average loans	0.19%	0.14%	—	39%
Non-performing assets to total assets	0.52%	0.29%	—	80%
90 Days or more delinquent loans to total loans	3.15%	0.10%	—	3017%
Allowance for loan losses to total loans	1.43%	1.38%	—	4%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	As of December 31,
	2006	2005	$ Change	% Change
Assets:
Cash and due from banks	$36,734	$40,157	(3,423)	-9%
Interest-bearing deposits	6,235	5,678	557	10%
Available-for-sale investment securities, at fair value	147,289	276,939	(129,650)	-47%
Loans held for sale	94,371	92,351	2,020	2%
Loans receivable	866,407	851,586	14,821	2%
Allowance for loan losses	(12,399)	(11,743)	(656)	6%
Loans, net	854,008	839,843	14,165	2%
Other real estate owned	2,440	931	1,509	162%
Restricted stock investments, at cost	6,449	13,647	(7,198)	-53%
Property and equipment	49,062	40,402	8,660	21%
Accrued interest receivable	10,578	8,037	2,541	32%
Deferred income taxes	6,823	5,940	883	15%
Bank owned life insurance	33,492	27,375	6,117	22%
Prepaid expenses and other assets	14,726	11,178	3,548	32%
Total Assets	$1,262,207	$1,362,478	(100,271)	-7%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$924,939	$876,010	48,929	6%
Borrowings	173,442	330,376	(156,934)	-48%
Repurchase agreements	—	—	—
Junior subordinated deferrable interest debentures	73,724	73,724	—	0%
Accrued expenses and other liabilities	12,059	9,993	2,066	21%
Total Liabilities	1,184,164	1,290,103	(105,939)	-8%

Stockholders' Equity
Common Stock	321	313	8	3%
Additional paid-in-capital	56,486	55,193	1,293	2%
Retained earnings	22,109	20,185	1,924	10%
Stock based comp equity	51	—	51	100%
Accumulated other comprehensive loss	(924)	(3,316)	2,392	-72%
Total Stockholders Equity	78,043	72,375	5,668	8%
Total Liabilities and Stockholders' Equity	$1,262,207	$1,362,478	(100,271)	-7%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the three months ended December 31,		For the twelve months ended December 31,
	2006	2005	2006	2005
Interest Income:
Investments and interest-bearing deposits	$3,247	$3,531	$13,594	$13,924
Loans	21,220	18,528	82,154	68,136
Total Interest Income	24,467	22,059	95,748	82,060

Interest Expense:
Deposits	6,892	4,833	23,920	16,729
Borrowings and repurchase agreements	5,597	5,102	22,562	17,608
Total Interest Expense	12,489	9,935	46,482	34,337

Net Interest Income Before Provision for Loan Losses	11,978	12,124	49,266	47,723

Provision for Loan Losses	1,009	776	2,315	3,287

Net Interest Income After Provision for Loan Losses	10,969	11,348	46,951	44,436

Noninterest Income:
Service fees on deposits	1,685	1,847	6,887	7,185
ATM Fees	766	814	3,161	3,135
Gains on sales of mortgage loans	2,110	1,420	7,614	5,018
Other mortgage banking revenue	617	573	2,892	2,289
Loss on sales of investment securities, net	(3,062)	—	(3,036)	—
Commissions on sales of nondeposit investment products	225	130	638	531
Commissions on sales of other insurance products	725	839	2,671	2,512
Income from bank owned life insurance	384	261	1,117	1,031
Other	431	457	1,823	1,314
Total Noninterest Income	3,881	6,341	23,767	23,015

Noninterest Expense:
Salaries and employee benefits	9,367	7,892	34,990	30,909
Occupancy	2,251	1,512	8,012	6,104
Furniture, fixtures and equipment	823	761	3,162	3,057
Advertising	260	262	1,341	1,352
Data Processing	464	477	1,811	2,006
Professional services	292	159	958	1,021
Valuation allowance and secondary marketing reserve	4,000	—	4,450	—
Other	3,838	2,972	14,434	11,891
Total Noninterest Expense	21,295	14,035	69,158	56,340

Income Before Income Taxes	(6,445)	3,654	1,560	11,111

Income Tax Expense	(2,465)	1,147	(364)	3,289

Net Income	$(3,980)	$2,507	$1,924	$7,822

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the three months ended December 31,
	2006		2005
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$70,710	7.27%	$69,964	5.57%
Comm/Res Construction	135,257	8.94%	106,414	8.16%
Commercial Mortgages	319,211	7.22%	344,508	6.83%
Residential Constr - Cons	100,797	8.35%	129,029	7.10%
Residential Mortgages	53,332	6.35%	39,712	6.23%
Consumer	176,236	13.42%	152,053	12.04%
Total Loans	855,543	8.85%	841,680	7.85%

Loans held for sale	102,917	7.52%	110,125	6.41%
Available for sale securities, at fair value	246,869	4.70%	281,654	4.62%
Interest bearing deposits	14,005	5.19%	10,736	3.95%
Restricted stock investments, at cost	10,960	5.91%	14,563	4.62%

Total earning assets	1,230,294	7.85%	1,258,758	6.93%

Allowance for loan losses	(12,066)		(11,417)
Cash and other non earning assets	141,581		120,950

Total Assets	$1,359,809		$1,368,291

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	10,321	0.22%	12,668	0.21%
Savings deposits	60,758	0.31%	70,382	0.30%
Money market deposits	260,753	3.66%	202,094	2.20%
Time deposits	398,815	4.41%	406,529	3.56%
Total interest bearing deposits	730,647	3.75%	691,673	2.77%

Borrowings	359,475	6.18%	420,687	4.81%

Total interest bearing liabilities	1,090,122	4.55%	1,112,360	3.54%

Noninterest bearing demand deposits	178,993		178,862
Other liabilities	10,357		5,958
Stockholders' Equity	80,337		71,111

Total Liabilities and Stockholders' Equity	$1,359,809		$1,368,291

Net Interest Spread		3.30%		3.39%

Net Interest Margin		3.82%		3.80%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the twelve months ended December 31,
	2006		2005
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$70,238	6.84%	$68,035	5.57%
Comm/Res Construction	123,187	8.90%	88,634	7.88%
Commercial Mortgages	335,584	7.32%	331,975	6.90%
Residential Constr - Cons	113,053	7.94%	130,535	7.08%
Residential Mortgages	46,308	5.90%	41,798	5.98%
Consumer	166,848	13.33%	143,742	11.49%
Total Loans	855,218	8.69%	804,719	7.70%

Loans held for sale	101,841	7.73%	102,321	6.05%
Available for sale securities, at fair value	262,968	4.70%	299,709	4.36%
Interest bearing deposits	10,969	4.83%	9,428	3.01%
Restricted stock investments, at cost	12,316	5.68%	13,997	4.10%

Total earning assets	1,243,312	7.70%	1,230,174	6.67%

Allowance for loan losses	(12,000)		(10,470)
Cash and other non earning assets	129,869		113,118

Total Assets	$1,361,181		$1,332,822

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	10,945	0.22%	13,065	0.20%
Savings deposits	67,165	0.31%	71,790	0.30%
Money market deposits	241,039	3.26%	203,222	1.58%
Time deposits	388,192	4.08%	395,645	3.35%
Total interest bearing deposits	707,341	3.38%	683,722	2.45%

Borrowings	389,532	5.79%	401,529	4.39%

Total interest bearing liabilities	1,096,873	4.24%	1,085,251	3.16%

Noninterest bearing demand deposits	179,210		174,115
Other liabilities	9,019		5,091
Stockholders' Equity	76,079		68,365

Total Liabilities and Stockholders' Equity	$1,361,181		$1,332,822

Net Interest Spread		3.46%		3.51%

Net Interest Margin		3.96%		3.88%